UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 16, 2006

Mercury Interactive Corporation

(Exact name of registrant as specified in its charter)

Delaware	0-22350	77-0224776
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

379 North Whisman Road, Mountain View, California 94043

(Address of Principal Executive Offices)

(Registrant’s Telephone Number, Including Area Code)

(650) 603-5200

(former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Solicitation material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 241.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On March 16, 2006, Mercury Interactive Corporation (the “Company”) entered into an Employment Agreement (the “Employment Agreement”) with David Murphy, the Company’s chief financial officer.

Pursuant to the Employment Agreement, Mr. Murphy’s annual base salary, effective as of April 1, 2006, will be $400,000, and he will be eligible for an annual performance bonus with a target of 100% of his base salary. The Employment Agreement also provides that Mr. Murphy’s previously issued stock option grants for (i) 240,000 shares of the Company’s common stock (issued in December 2002), (ii) 25,000 shares of the Company’s common stock (issued in December 2004), (iii) 25,000 shares of the Company’s common stock (issued in February 2005) and (iv) 100,000 shares of the Company’s common stock (issued in November 2005), will remain exercisable until the later of the fifteenth day of the third month following the date at which the option would otherwise have expired under the terms of the option at its original grant date, or the December 31st that follows the termination of Mr. Murphy’s employment for any reason (subject to earlier termination under the terms of the Company’s Amended and Restated 1999 Stock Option Plan or the expiration date or maximum term defined in the applicable award agreement evidencing the option). In addition, the Employment Agreement provides that the Board or its Compensation Committee will, as part of the Company’s annual refresh grants to executives during 2006, approve the grant of an option to Mr. Murphy to purchase 100,000 shares of the Company’s common stock, which option will have an exercise price equal to the fair market value of the common stock on the date of grant, will vest at 1/48 per month over four years and will remain exercisable for a period of twelve months following the termination of Mr. Murphy’s employment for any reason (subject to earlier termination under the terms of the Company’s Amended and Restated 1999 Stock Option Plan and the expiration date and maximum term defined in the applicable award agreement evidencing the option). Mr. Murphy will also participate in other employee benefit programs and receive any perquisites available to other executives of the Company.

If Mr. Murphy’s employment is terminated by the Company without “cause” or by Mr. Murphy for “good reason” (as those terms are defined in the Employment Agreement), Mr. Murphy will receive (i) a severance payment equal to one year (or two years, if termination of his employment occurs after November 1, 2009) of base salary and target bonus in effect as of the date of termination, (ii) continued coverage under the Company’s health, life, dental and other insurance programs for up to the one- or two-year (as applicable) severance pay period, and (iii) accelerated vesting of his outstanding options (and any other equity compensation awards then outstanding) that would have vested, absent the end of employment, during the one- or two-year (as applicable) severance pay period following termination.

In addition, effective March 16, 2006, Mr. Murphy entered into a revised Change of Control Agreement with the Company that provides upon the involuntary termination (including resigning for good reason) or termination of Mr. Murphy’s employment as a result of disability or death within 24 months following a change of control of the Company, Mr. Murphy will be entitled to (i) severance pay equal to 24 months of his base salary and target bonus in effect as of the date his employment ceases, (ii) continued coverage under the Company’s health, life, dental and other insurance programs for the 24-month severance pay period, and (iii) accelerated vesting of all stock options and other forms of equity and long-term compensation held by Mr. Murphy at the time of termination. In addition, all outstanding vested stock options granted prior to January 1, 2006 will remain exercisable until the later of the fifteenth day of the third month following the date at which the option would otherwise have expired under the terms of the option at its original grant date, or the December 31st that follows the termination of Mr. Murphy’s employment, and all outstanding vested options granted on or after January 1, 2006 will remain exercisable for a period of twelve months following the termination of Mr. Murphy’s employment (in each case, subject to earlier termination under the terms of the Company’s Amended and Restated 1999 Stock Option Plan (or any other applicable option plan under which a particular option is granted) and the expiration date and maximum term defined in the applicable award agreement evidencing the option).

The foregoing descriptions of Mr. Murphy’s Employment Agreement and Change of Control Agreement do not purport to be complete and are qualified in their entirety by reference to such agreements (including any schedules and exhibits thereto), copies of which are filed as Exhibits 10.53 and 10.54 hereto and are incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits.

The following exhibits are filed herewith:

10.53	Employment Agreement by and between the Company and David Murphy dated March 16, 2006

10.54	Change of Control Agreement by and between the Company and David Murphy dated March 16, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 16, 2006	MERCURY INTERACTIVE CORPORATION

	By:	/s/ Anthony Zingale
	Name:	Anthony Zingale
	Title:	Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
10.53	Employment Agreement by and between the Company and David Murphy dated March 16, 2006

10.54	Change of Control Agreement by and between the Company and David Murphy dated March 16, 2006